Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA HEALTHCARE REPORTS FOURTH QUARTER 2022 RESULTS

AND PROVIDES 2023 GUIDANCE

Nashville, Tenn., January 27, 2023 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the fourth quarter ended December 31, 2022.

Key fourth quarter metrics (all percentage changes compare 4Q 2022 to 4Q 2021 unless otherwise noted):

●	Revenues totaled $15.497 billion

●	Net income attributable to HCA Healthcare, Inc. totaled $2.081 billion, or $7.28 per diluted share

●	Adjusted EBITDA totaled $3.179 billion

●	Cash flows from operating activities totaled $2.527 billion

●	Same facility admissions increased 2.9 percent while same facility equivalent admissions increased 5.4 percent

“The last three years have been an extraordinary experience for everyone at HCA Healthcare. It was truly a challenge like no other, but I strongly believe that our board, our management teams, and our caregivers have shined through it all,” said Sam Hazen, Chief Executive Officer of HCA Healthcare.

Revenues in the fourth quarter of 2022 totaled $15.497 billion, compared to $15.064 billion in the fourth quarter of 2021. Net income attributable to HCA Healthcare, Inc. totaled $2.081 billion, or $7.28 per diluted share, compared to $1.814 billion, or $5.75 per diluted share, in the fourth quarter of 2021. Results for the fourth quarter of 2022 include gains on sales of facilities of $1.326 billion, or $2.64 per diluted share, related to sales of our controlling interests in certain healthcare entities. Results for the fourth quarter of 2021 include gains on sales of facilities of $563 million, or $1.33 per diluted share.

For the fourth quarter of 2022, Adjusted EBITDA totaled $3.179 billion, compared to $3.149 billion in the fourth quarter of 2021. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Results for the fourth quarter of 2022 include Hurricane Ian’s impact on one of our Florida facilities, causing additional expenses and lost revenues estimated at $50 million. This amount is prior to any potential insurance recoveries.

Same facility admissions increased 2.9 percent while same facility equivalent admissions increased 5.4 percent in the fourth quarter of 2022, compared to the prior year period. Same facility emergency room visits increased 11.4 percent in the fourth quarter of 2022, compared to the prior year period. Same facility inpatient surgeries declined 0.1 percent, and same facility outpatient surgeries increased 0.3 percent in the fourth quarter of 2022, compared to the same period of 2021. Same facility revenue per equivalent admission declined 2.6 percent in the fourth quarter of 2022, compared to the fourth quarter of 2021. Year over year comparisons continue to be impacted by higher COVID-19 volumes in the prior year. COVID-19 represented 3.1 percent of same facility admissions in the fourth quarter of 2022 versus 5.4 percent in the prior year quarter.

Year Ended December 31, 2022

Revenues for the year ended December 31, 2022 totaled $60.233 billion, compared to $58.752 billion in the same period of 2021. Net income attributable to HCA Healthcare, Inc. was $5.643 billion, or $19.15 per diluted share, for the year ended December 31, 2022 compared to $6.956 billion, or $21.16 per diluted share, for the year ended December 31, 2021. Results for the year ended December 31, 2022 include gains on sales of facilities of $1.301 billion, or $2.46 per diluted share, and losses on retirement of debt of $78 million, or $0.20 per diluted share. Results for the year ended December 31, 2021 include gains on sales of facilities of $1.620 billion, or $3.69 per diluted share, and losses on retirement of debt of $12 million, or $0.03 per diluted share.

For 2022, Adjusted EBITDA totaled $12.067 billion, compared to $12.644 billion in 2021. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Healthcare, Inc. to Adjusted EBITDA is included in this release.

Balance Sheet and Cash Flows from Operations

As of December 31, 2022, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $908 million, total debt of $38.084 billion, and total assets of $52.438 billion. During the fourth quarter of 2022, capital expenditures totaled $1.323 billion, excluding acquisitions. Cash flows provided by operating activities in the fourth quarter of 2022 totaled $2.527 billion, compared to $2.443 billion in the fourth quarter of 2021.

During the fourth quarter of 2022, the Company repurchased 6.781 million shares of its common stock at a cost of $1.519 billion. The Company had $1.586 billion remaining under its repurchase authorization as of December 31, 2022. As of December 31, 2022, the Company had $3.535 billion of availability under its credit facilities.

Share Repurchase Program

The HCA Healthcare, Inc. Board of Directors has authorized an additional share repurchase program for up to $3 billion of the Company’s outstanding common stock. Repurchases will be made in accordance with applicable securities laws and may be made at management’s discretion from time to time in the open market, through privately negotiated transactions, or otherwise. The repurchase program has no time limit and may be suspended for periods or discontinued at any time.

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.60 per share on the Company’s common stock. The dividend will be paid on March 31, 2023 to stockholders of record at the close of business on March 17, 2023.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations and contractual restrictions. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2023 Guidance

Today, the Company issued the following estimated guidance for 2023:

2023 Guidance Range
Revenues	$61.5 to $63.5 billion
Net Income Attributable to HCA Healthcare, Inc.	$4.525 to $4.895 billion
Adjusted EBITDA	$11.8 to $12.4 billion
EPS (diluted)	$16.40 to $17.60 per diluted share

Capital expenditures for 2023, excluding acquisitions, are estimated to be approximately $4.3 billion.

The Company’s 2023 guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding the impact of the COVID-19 pandemic as well as general economic conditions, including inflation, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Annual Stockholders’ Meeting

The Company’s 2023 annual stockholders’ meeting will be held virtually on April 19, 2023 at 2:00 p.m. Central Time for stockholders of record as of February 24, 2023.

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://investor.hcahealthcare.com/events-and-presentations.

About the Company

As of December 31, 2022, HCA Healthcare operated 182 hospitals and approximately 2,300 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 20 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2023, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) developments related to COVID-19, including, without limitation, the length and severity of its impact and the spread of virus strains with new epidemiological characteristics; the volume of canceled or rescheduled procedures and the volume and acuity of COVID-19 patients cared for across our health systems; measures we are taking to respond to COVID-19; the impact and terms (including the termination or expiration) of government and administrative regulation and stimulus and relief measures (including the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, the Paycheck Protection Program and Health Care Enhancement Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021 (“ARPA”) and other enacted and potential future legislation) and whether various stimulus and relief programs continue or new similar programs are enacted in the future; changes in revenues due to declining patient volumes, changes in payer mix, deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients) and capacity constraints; potential increased expenses related to inflation or labor, supply chain or other expenditures; supply shortages and disruptions; and the timing, availability and adoption of effective medical treatments and vaccines (including boosters), (2) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (3) the impact of current and future federal and state health reform initiatives and possible changes to other federal, state or local laws and regulations affecting the health care industry, including but not limited to, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Affordable Care Act”), and the effects of additional changes to the Affordable Care Act, its implementation, or interpretation (including through executive orders and court challenges), and proposals to expand coverage of federally-funded insurance programs as an alternative to private insurance or establish a single-payer system (such reforms often referred to as “Medicare for All”), and also including any such laws or governmental regulations which are adopted in response to COVID-19, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions and those required under the Pay-As-You-Go Act of 2010 (“PAYGO Act”) as a result of the federal budget deficit impact of the ARPA, and the potential for future deficit reduction legislation that may alter these spending reductions, which include cuts to Medicare payments, or create additional spending reductions, (5) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (6) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (7) possible changes in Medicare, Medicaid and other state programs, including Medicaid supplemental payment programs or Medicaid waiver programs, that may impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (8) increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, and workforce disruptions, (9) the highly competitive nature of the health care business, (10) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (11) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (12) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (13) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (14) changes in accounting practices, (15) changes in general economic conditions nationally and regionally in our markets, including inflation and economic and business conditions (and the impact thereof on the economy and financial markets) resulting from COVID-19 or other factors, (16) the emergence of and effects related to pandemics, epidemics and infectious diseases, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of potential cybersecurity incidents or security breaches, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record (“EHR”) technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, physical risks from climate change or similar events beyond our control, (25) changes in U.S. federal, state, or foreign tax laws including interpretive guidance that may be issued by taxing authorities or other standard setting bodies, and (26) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2021 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Fourth Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2022		2021

	Amount	Ratio	Amount	Ratio

Revenues	$15,497	100.0%	$15,064	100.0%

Salaries and benefits	7,055	45.5	6,999	46.5

Supplies	2,429	15.7	2,414	16.0

Other operating expenses	2,850	18.4	2,537	16.8

Equity in earnings of affiliates	(16)	(0.1)	(35)	(0.2)

Depreciation and amortization	750	4.9	728	4.8

Interest expense	453	2.9	398	2.6

Gains on sales of facilities	(1,326)	(8.6)	(563)	(3.7)

	12,195	78.7	12,478	82.8

Income before income taxes	3,302	21.3	2,586	17.2

Provision for income taxes	656	4.2	581	3.9

Net income	2,646	17.1	2,005	13.3

Net income attributable to noncontrolling interests	565	3.7	191	1.3

Net income attributable to HCA Healthcare, Inc.	$2,081	13.4	$1,814	12.0

Diluted earnings per share	$7.28		$5.75

Shares used in computing diluted earnings per share (millions)	285.663		315.418

Comprehensive income attributable to HCA Healthcare, Inc.	$2,183		$1,902

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Years Ended December 31, 2022 and 2021

Unaudited

(Dollars in millions, except per share amounts)

	2022		2021

	Amount	Ratio	Amount	Ratio

Revenues	$60,233	100.0%	$58,752	100.0%

Salaries and benefits	27,685	46.0	26,779	45.6

Supplies	9,371	15.6	9,481	16.1

Other operating expenses	11,155	18.5	9,961	17.0

Equity in earnings of affiliates	(45)	(0.1)	(113)	(0.2)

Depreciation and amortization	2,969	5.0	2,853	4.9

Interest expense	1,741	2.9	1,566	2.7

Gains on sales of facilities	(1,301)	(2.2)	(1,620)	(2.8)

Losses on retirement of debt	78	0.1	12	-

	51,653	85.8	48,919	83.3

Income before income taxes	8,580	14.2	9,833	16.7

Provision for income taxes	1,746	2.9	2,112	3.6

Net income	6,834	11.3	7,721	13.1

Net income attributable to noncontrolling interests	1,191	1.9	765	1.3

Net income attributable to HCA Healthcare, Inc.	$5,643	9.4	$6,956	11.8

Diluted earnings per share	$19.15		$21.16

Shares used in computing diluted earnings per share (millions)	294.666		328.752

Comprehensive income attributable to HCA Healthcare, Inc.	$5,557		$7,054

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	December 31,	September 30,	December 31,
	2022	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$908	$999	$1,451
Accounts receivable	8,891	8,552	8,095
Inventories	2,068	2,009	1,986
Other	1,776	1,921	2,010

	13,643	13,481	13,542

Property and equipment, at cost	54,757	53,730	51,350
Accumulated depreciation	(29,182)	(28,752)	(27,287)

	25,575	24,978	24,063

Investments of insurance subsidiaries	381	372	438
Investments in and advances to affiliates	823	444	448
Goodwill and other intangible assets	9,653	9,651	9,540
Right-of-use operating lease assets	2,065	2,097	2,113
Other	298	461	598

	$52,438	$51,484	$50,742

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,239	$4,161	$4,111
Accrued salaries	1,712	1,625	1,912
Other accrued expenses	3,581	3,780	3,322
Long-term debt due within one year	370	218	237

	9,902	9,784	9,582

Long-term debt, less debt issuance costs and discounts of $301, $309 and $248	37,714	37,492	34,342
Professional liability risks	1,528	1,510	1,514
Right-of-use operating lease obligations	1,752	1,762	1,755
Income taxes and other liabilities	1,615	1,714	2,060

Stockholders’ (deficit) equity:
Stockholders’ deficit attributable to HCA Healthcare, Inc.	(2,767)	(3,370)	(933)
Noncontrolling interests	2,694	2,592	2,422

	(73)	(778)	1,489

	$52,438	$51,484	$50,742

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2022 and 2021

Unaudited

(Dollars in millions)

	2022	2021

Cash flows from operating activities:
Net income	$6,834	$7,721
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(797)	(962)
Inventories and other assets	(59)	(540)
Accounts payable and accrued expenses	(296)	999
Depreciation and amortization	2,969	2,853
Income taxes	571	(70)
Gains on sales of facilities	(1,301)	(1,620)
Losses on retirement of debt	78	12
Amortization of debt issuance costs and discounts	29	27
Share-based compensation	341	440
Other	153	99

Net cash provided by operating activities	8,522	8,959

Cash flows from investing activities:
Purchase of property and equipment	(4,395)	(3,577)
Acquisition of hospitals and health care entities	(224)	(1,105)
Sales of hospitals and health care entities	1,237	2,160
Change in investments	14	(117)
Other	(21)	(4)

Net cash used in investing activities	(3,389)	(2,643)

Cash flows from financing activities:
Issuances of long-term debt	5,997	4,344
Net change in revolving credit facilities	120	2,780
Repayment of long-term debt	(2,830)	(3,869)
Distributions to noncontrolling interests	(1,025)	(749)
Payment of debt issuance costs	(53)	(38)
Payment of dividends	(653)	(624)
Repurchase of common stock	(7,000)	(8,215)
Other	(212)	(284)

Net cash used in financing activities	(5,656)	(6,655)

Effect of exchange rate changes on cash and cash equivalents	(20)	(3)

Change in cash and cash equivalents	(543)	(342)
Cash and cash equivalents at beginning of period	1,451	1,793

Cash and cash equivalents at end of period	$908	$1,451

Interest payments	$1,662	$1,502

Income tax payments, net	$1,175	$2,182

HCA Healthcare, Inc.

Operating Statistics

			For the Years
	Fourth Quarter		Ended December 31,
	2022	2021	2022	2021
Operations:
Number of Hospitals	182	182	182	182
Number of Freestanding Outpatient Surgery Centers*	126	125	126	125
Licensed Beds at End of Period	49,281	48,803	49,281	48,803
Weighted Average Beds in Service	42,119	41,685	41,982	42,148

Reported:
Admissions	530,298	514,706	2,075,459	2,089,975
% Change	3.0%		-0.7%
Equivalent Admissions	931,990	881,910	3,611,299	3,536,238
% Change	5.7%		2.1%
Revenue per Equivalent Admission	$16,628	$17,081	$16,679	$16,614
% Change	-2.7%		0.4%
Inpatient Revenue per Admission	$17,634	$17,503	$17,361	$17,211
% Change	0.7%		0.9%
Patient Days	2,648,683	2,693,135	10,504,145	10,859,346
% Change	-1.7%		-3.3%
Equivalent Patient Days	4,655,841	4,613,947	18,277,212	18,374,013
% Change	0.9%		-0.5%
Inpatient Surgery Cases	131,840	131,583	522,151	522,069
% Change	0.2%		0.0%
Outpatient Surgery Cases	265,610	265,709	1,023,239	1,008,236
% Change	0.0%		1.5%
Emergency Room Visits	2,412,781	2,166,959	8,971,951	8,475,345
% Change	11.3%		5.9%
Outpatient Revenues as a Percentage of Patient Revenues	37.5%	37.9%	37.6%	36.5%
Average Length of Stay (days)	4.995	5.232	5.061	5.196
Occupancy**	72.0%	73.7%	72.1%	74.3%

Same Facility:
Admissions	525,771	511,042	2,058,579	2,047,669
% Change	2.9%		0.5%
Equivalent Admissions	919,573	872,349	3,565,459	3,452,370
% Change	5.4%		3.3%
Revenue per Equivalent Admission	$16,597	$17,043	$16,652	$16,666
% Change	-2.6%		-0.1%
Inpatient Revenue per Admission	$17,684	$17,474	$17,402	$17,245
% Change	1.2%		0.9%
Inpatient Surgery Cases	130,718	130,844	518,056	513,414
% Change	-0.1%		0.9%
Outpatient Surgery Cases	255,805	255,113	982,055	964,648
% Change	0.3%		1.8%
Emergency Room Visits	2,385,510	2,141,346	8,872,177	8,248,214
% Change	11.4%		7.6%

*	Excludes freestanding endoscopy centers (21 centers at both December 31, 2022 and December 31, 2021).
**	Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

			For the Years
	Fourth Quarter		Ended December 31,
	2022	2021	2022	2021

Revenues	$15,497	$15,064	$60,233	$58,752

Net income attributable to HCA Healthcare, Inc.	$2,081	$1,814	$5,643	$6,956
Gains on sales of facilities (net of tax)	(755)	(419)	(727)	(1,214)
Losses on retirement of debt (net of tax)	-	-	60	9

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt (a)	1,326	1,395	4,976	5,751
Depreciation and amortization	750	728	2,969	2,853
Interest expense	453	398	1,741	1,566
Provision for income taxes	422	437	1,527	1,709
Net income attributable to noncontrolling interests (b)	228	191	854	765

Adjusted EBITDA (a)	$3,179	$3,149	$12,067	$12,644

Adjusted EBITDA margin (a)	20.5%	20.9%	20.0%	21.5%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$7.28	$5.75	$19.15	$21.16
Gains on sales of facilities	(2.64)	(1.33)	(2.46)	(3.69)
Losses on retirement of debt	-	-	0.20	0.03

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt (a)	$4.64	$4.42	$16.89	$17.50

Shares used in computing diluted earnings per share (millions)	285.663	315.418	294.666	328.752

(a)

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., excluding gains on sales of facilities and losses on retirement of debt, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

(b)	The 2022 amounts are net of noncontrolling interests related to gains on sales of facilities.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2023 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2023
	Low	High

Revenues	$61,500	$63,500

Net income attributable to HCA Healthcare, Inc. (a)	$4,525	$4,895
Depreciation and amortization	3,065	3,115
Interest expense	1,960	1,990
Provision for income taxes	1,410	1,520
Net income attributable to noncontrolling interests	840	880

Adjusted EBITDA (a) (b)	$11,800	$12,400

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$16.40	$17.60

Shares used in computing diluted earnings per share (millions)	278.000	278.000

The Company’s forecasted guidance range is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)

The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)

Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles (“GAAP”). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.